EXHIBIT 99.1

Universal Compression Holdings, Inc.
4444 Brittmoore Road
Houston, Texas 77041
NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 18, 2005

UNIVERSAL COMPRESSION CLOSES

NEW $650 MILLION CREDIT FACILITY

Houston, January 18, 2005 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, announced today that it closed a $650 million senior secured credit facility with a syndicate of lenders and financial institutions consisting of a $250 million five-year revolving line of credit and a $400 million seven-year term B loan.

“We are pleased by the broad participation in this facility, which reflects the growing awareness in capital markets of Universal’s financial strength and business strategy.  The facility will provide the opportunity to lower financing costs and extend debt maturities while allowing the financial flexibility to take advantage of growth opportunities,” said J. Michael Anderson, Senior Vice President and Chief Financial Officer.

The new credit facility was arranged by Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Runners, and Deutsche Bank Securities Inc., as Co-Arranger, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.  Deutsche Bank Securities Inc., The Bank of Nova Scotia, and The Royal Bank of Scotland plc were Co-Documentation Agents.

Universal used approximately $30 million under the new credit facility, together with borrowings under another facility, to repay $82 million of term debt.  Universal intends to use the remainder of the new credit facility to redeem the outstanding $440 million of 8.875% senior secured notes due February 2008 and utilize additional capacity for working capital needs and general corporate purposes.  In conjunction with the closing of the new credit facility, a notice was sent to the trustee and the holders of the 8.875% notes that the notes will be redeemed on February 15, 2005 at a price of 104.438%.   As part of this redemption, Universal will record approximately $26 million, on a pretax basis, in debt extinguishment costs, including call premium and write-off of unamortized debt issuance costs.

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Universal, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal’s products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal’s filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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